Exhibit 1

(translation)
To whom it may concern
May 23, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Merger with Wholly Owned Subsidiary, NIS Property Co., Ltd.
          NIS GROUP CO., LTD. (the “Company”) hereby announces that at a meeting of the board of directors held today a resolution was passed to submit a proposal requesting approval of the merger with NIS Property Co., Ltd.(“NIS Property”), our wholly owned subsidiary, at the 49th Ordinary General Meeting of Shareholders to be held on June 24, 2008, as described below.
1. Purpose of Merger
          NIS Property operates a principal investment business investing in Japanese real estate, and is a central company for our real estate-related businesses, a focal point of NIS Group.
          The aim of this merger is the further increase of operational efficiency through group reorganization.
2. Merger Summary
     (1) Merger Schedule

Record date for general meeting of shareholders:	March 31, 2008
Board of directors meeting for approval of merger agreement:	May 23, 2008
Merger agreement execution date:	May 23, 2008
General meeting of shareholders for approval of merger agreement
NIS Group:	June 24, 2008
NIS Property: No meeting will be held pursuant to the stipulations of Article 784, Paragraph 1 (Short Form Merger) of the Company Law
Scheduled date of merger (effective date):	July 1, 2008
     (2) Merger Method
     The merger will be an absorption merger with NIS Group as the surviving company. NIS Property will be dissolved.
     (3) Handling of Equity Warrants and Bonds with Equity Warrants of Extinguishing Company
     NIS Property has not issued any equity warrants or bonds with equity warrants.

3. Overview of Merging Companies (as of March 31, 2008)

(1) Trade Name	NIS Group Co., Ltd. (surviving company)		NIS Property Co., Ltd. (extinguishing company)
(2) Description of business	Integrated financial services business		Real estate investment business
(3) Date of establishment	May 27, 1960		June 5, 2000
(4) Location of principal office	5-7-6 Chifune-machi, Matsuyama-shi, Ehime-ken		1-25-1 Nishi Shinjuku, Shinjuku-ku, Tokyo
(5) Name and title of representatives	Kunihiko Sakioka, Chairman, Representative Director of the Board, President & CEO		Katsutoshi Shimizu, Chairman and Representative Director Koichi Yano, President and Representative Director
(6) Capital	¥26,289 million		¥60 million
(7) Total number of outstanding shares	245,894,350 shares		11,000 shares
(8) Net assets	¥58,763 million (consolidated)		¥187 million (non-consolidated)
(9) Total assets	¥272,983 million (consolidated)		¥18,615 million (non-consolidated)
(10) Fiscal year end	March 31		March 31
(11) Principal shareholders and equity ratio	TPG Izumi, L.P. TPG Izumi AIV 6, L.P. Nishin Building Co., Ltd. Shuho Co., Ltd. TPG Izumi AIV 1, L.P.	30.04% 8.32% 6.82% 6.63% 2.29%	NIS Group Co., Ltd.	100.00%
4. Post-merger Condition (forecast)
(1) Trade name
(2) Description of business
(3) Location of principal office
(4) Representative
(5) Capital
(6) Fiscal year end
NIS Group Co., Ltd.
Integrated financial services business
5-7-6 Chifune-machi, Matsuyama-shi, Ehime-ken
Kunihiko Sakioka, President, Representive Director of the Board & CEO
¥26,289 million
March 31
5. Future Outlook
     It is expected that the merger will further increase business development and efficiency in real estate-related businesses, a focal point of NIS Group. We do not expect the merger to have a significant impact on our results for the current fiscal year, and as a result, we do not expect to revise our previously announced forecasts of consolidated results for the current fiscal year as a result of this merger with our wholly owned subsidiary.

Special Note Regarding Forward-Looking Statements
These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. In particular, we cannot assure that we will consummate the potential transaction referenced above or any other similar transaction. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions; as well as other factors identified in the Company’s annual report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.